Exhibit 10.16
CONSULTING AND MANAGEMENT AGREEMENT

This Consulting and Management Agreement (“Agreement”) is made as of December 31, 2010 by and between Invictus Advisory Associates, Inc., a Florida corporation (“Invictus”), and China Direct Investments, Inc., a Florida corporation (“CDII”).  Invictus and CDII may collectively be referred to as the “Parties”.

W I T N E S S E T H:

WHEREAS, Invictus desires to engage the services of CDII as USChina Channel, Inc.’s (“USCC”) representative in the United States and to provide USCC with the services as more fully set forth in this Agreement; and

WHEREAS, CDII is desirous of performing such services on behalf of Invictus and USCC.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1.  Consulting Services.

A. Upon the terms and subject to the conditions contained in this Agreement, CDII hereby agrees that it shall, during the term of this Agreement, undertake the performance of the following services (the “Services”):

a.	Familiarize itself, to the extent appropriate and feasible, with the business, operations, properties, financial condition, management and prospects of USCC;

b.	Advise USCC on matters relating to its capitalization;

c.	Evaluate alternative financing structures and arrangements and potential sources of investment capital;

d.	Assist USCC in evaluating and make recommendations concerning the relationships among USCC's various lines of business and potential areas for business growth;

e.	Assist with translation of documents (Chinese/English);

f.
Manage and enter into contracts for professional resources on behalf of and as required by USCC in its U.S. operations and regulatory compliance (i.e. legal, accounting, auditing, transfer agent, public relations services and such other services mutually agreed on by the Parties);

g.
School Acquisitions.  Evaluate, structure and provide advice to USCC in connection with the acquisition of the following schools in China: Hongziang Senior High School, located in Xia Pu, (b) Luhai School , Anhui,  and (c) Lanhua School, Fuzhou (the “School Acquisitions”).  In addition, CDII shall coordinate the preparation of all required documentation to complete the School Acquisitions and the filing of all required public disclosures as required by the SEC in connection with the School Acquisitions as required by USCC to complete such transaction.  In addition, CDII shall pay the Expenses, as hereinafter defined, associated with the School Acquisitions.

h.
Up-Listing.  As soon as possible after the School Acquisition, CDII shall use commercially reasonable efforts to coordinate, organize, prepare and submit the application for Up-Listing of USCC to the New York Stock Exchange, the American Stock Exchange, or NASDAQ Global Select or NASDAQ Global as designated by USCC, subject to USCC qualifying for such exchange, and with the cooperation of Invictus (the “Up-Listing”).

i.
In connection with such Up-Listing, CDII shall use commercially reasonable efforts to organize an offering of USCC’s securities that seeks to raise a dollar amount that is no less than 1.5 times the projected annual pre-tax earnings of USCC, on such terms as the market and the Parties shall find acceptable (the “Secondary Offering”).  The Parties shall vote in favor of USCC approving the Secondary Offering on such terms as the Parties shall accept, including the payment of commissions to the brokers who provide such financing on terms which shall include a cash commission of no more than 10%, plus 3% of the gross amount raised to pay for the brokers’ unaccountable expenses, also to be paid in cash.

j.
Coordinate the preparation and filing of all required public disclosures for USCC as required by the Securities and Exchange Commission (the “SEC”) and such other governmental and regulatory agencies in the United States and in each state where USCC maintains an office or is required to comply with state laws in the United States;

k.	Provide assistance in financial management and the implementation of internal controls; and

l.	Provide such other services upon which the Parties may mutually agree.

m.
Provide facilities in the U.S. to receive and answer questions from USCC shareholders regarding USCC activities, status, plans, and other shareholder inquiries  subject to SEC, FINRA and other regulations.

B. CDII agrees to lend USCC the sum of $150,000 (the “Loan”) to be used by USCC for staffing in China and its U.S. corporate offices, officer and director insurance, and the Expenses provided for in Section 3(c) below.  The principal balance of the Loan and accrued interest shall be payable in full upon the earlier to occur: (i) completion of the Secondary Offering, or (ii) one year after the date of the Loan.  USCC shall sign a promissory note in a form reasonably designated by CDII.

2. Term. The Agreement shall be for a term of twelve (12) months from January 1, 2011 to December 31, 2011.

3. Consulting Fees and Expenses. Invictus shall pay CDII for providing the Services the following compensation and USCC shall pay the expenses set forth below (the “Consulting Fees and Expenses”):

a.
Bonus Payment.  In recognition of the services previously performed by CDII on behalf of USCC in connection with USCC’s acquisition of China Education Schools, Ltd. and the work performed in connection with the acquisition of the Shaoxing China Textile City High School located in Shaoxing, China, Invictus shall transfer to CDII a total of 400,000 shares of USCC Common Stock, $0.001 par value (the “USCC Shares”) currently owned by Invictus as a bonus for the completion of that work.  The USCC shares are fully earned by CDII as of the date hereof and shall be fully vested and non-forfeitable.

b.
Services. Invictus shall transfer to CDII a total of 200,000 shares of USCC’s Common Stock, $0.001 par value (the “Shares”) currently owned by Invictus as compensation for the Services set forth in this Agreement which shares shall be fully vested and non-forfeitable.

c.
Expenses. All costs and expenses necessary for legal fees, corporate registration fees, accounting fees, transfer agent fees, SEC filing fees and Edgarization costs, public relations services and other professional services necessary in connection with the Services, and travel and living expenses, copying and shipping expenses and other costs and expenses incurred in connection therewith (the “Expenses��?.  The Expenses shall be paid by USCC either directly to the provider of such service or if paid or incurred by CDII, such amount shall be paid to CDII.

4. Information.  In order to allow CDII to provide the Services hereunder, Invictus and USCC will cooperate with CDII and furnish CDII upon request with all information regarding the business, operations, properties, financial condition, management and prospects of USCC (all such information so furnished being the “Information”) which CDII deems appropriate and will provide CDII with access to USCC's officers, directors, employees, independent accountants and legal counsel.  Invictus represents and warrants to CDII that all Information made available to CDII in connection with the performance of the Services under this Agreement will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made.  Invictus and USCC further represents and warrants that any projections and other forward-looking information provided by it to CDII will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.  Invictus and USCC recognizes and confirms that CDII: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; and (ii) does not assume responsibility for the accuracy or completeness of the Information and any reports or other filings made by Invictus or USCC with the SEC.

5.  Warranties.  CDII warrants that the Services to be provided under this Agreement shall be performed by qualified personnel in a professional manner employing reasonable commercial efforts.  This warranty shall be valid for a period of thirty (30) days from the performance of the Services.  Except as specifically provided in this Section 5, CDII disclaims any and all other warranties with respect to the services provided hereunder, including without limitation any implied warranty of merchantability or fitness for a particular purpose. CDII does not warrant the results of any services. In addition, Invictus and USCC acknowledge and agree that CDII is not engaged in the practice of law or the provision of legal services, and that Invictus and USCC are completely and independently responsible for compliance with all state, federal and international laws applicable to the operation of their business.  CDII’s entire liability to Invictus and USCC (or any other person or entity) for any loss or damages resulting from any breach of this Agreement, claims, demands or actions arising out of or relating to the Services, whether in contract, tort (including negligence) or otherwise, shall not exceed the sum of $5,000.  In no event will CDII or its affiliates be liable for any damages caused by Invictus' or USCC’s action or inaction, or for any indirect, incidental, consequential, special, punitive or exemplary damages or lost profits, including, but not limited to, damages for loss of business profits, business interruption, loss of business information, data, goodwill or other pecuniary loss arising from CDII’s failure to provide the Services even if CDII has been advised of the possibility of such damages.

6. Indemnification.  Invictus and USCC agree to indemnify and hold CDII and its subsidiaries and their respective officers, directors, employees and agents and (collectively, the “CDII Indemnitees”) harmless from all CDII Indemnified Liabilities.  For this purpose, “CDII Indemnified Liabilities” shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the CDII Indemnitees or any of them arising from, in connection with or as a result of CDII’s performance or non-performance of the Services set forth in this Agreement and a breach of any of Invictus’ or USCC’s representations under this Agreement. In no event, however, shall CDII Indemnified Liabilities include any amounts due or related to CDII Indemnitees intentional misconduct or breach of this Agreement.

7. Termination. CDII may terminate this Agreement at any time by providing Invictus 10 days prior written notice if any payments required to be made under this Agreement are not made upon demand or as otherwise provided for in this Agreement, it being understood by the Parties that at the time of such termination, all amounts due hereunder up to the date of termination shall be paid in full by Invictus or USCC to CDII.  Invictus or USCC may terminate this Agreement only for CDII’s breach of a material term or condition of this Agreement if CDII does not cure the breach or commence to cure such breach within fifteen (15) days after receiving written notice from Invictus or USCC describing the material breach. In no event shall the Party exercising its right under this Section 7 be precluded by the exercise of such termination right from pursuing, subject to the terms of this Agreement and applicable law, any cause of action or other claim it may then or at any time thereafter have against the other Party in respect of any breach or default by the other Party hereunder. From and after termination of this Agreement, the Parties shall continue to be bound by such provisions of this Agreement as by their nature survive such events, including, without limitation, Sections 4, 5, 6, 12 and 14.

8. Assignment and Subcontractors. This Agreement shall be assignable, in whole or in part, by CDII. Invictus and USCC acknowledge that from time to time, CDII may enlist a subcontractor to perform some of the Services provided to USCC. In the event services to be performed as outlined in this Agreement are subcontracted to a third party, the third party shall accept responsibility for the performance of such activities. CDII will cease to bear any responsibility related to the performance of subcontracted services; however CDII will act as liaison between the subcontractor and USCC, to monitor the performance of services to be provided by any third party.

9.  Modifications.  This Agreement can only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of Invictus, USCC and CDII, and variance from or addition to the terms and conditions of this Agreement or other written notification will be of no effect.  The failure of any Party to enforce any right it is granted herein, or to require the performance by the other Party hereto of any provision of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such provisions or be deemed a waiver of any subsequent breach of this Agreement.

10.  Entire Understanding.  This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof, and merges all prior discussions between them and supersedes and replaces any and every other agreement or understanding which may have existed between the Parties to the extent that any such agreement or understanding relates to providing services to Invictus or USCC.

11.  Force Majeure.  No delay, failure or default in performance of any obligation by either Party, excepting all obligations to make payments hereunder, shall constitute a breach of this Agreement to the extent caused by, in whole or in part, the other Party (and within the other party’s reasonable control) or an act of God, war, civil disturbance, terrorist act, court order, labor dispute, or other cause beyond its reasonable control, and such nonperformance will not be a default under this Agreement.

12.  Laws, Severability, Venue, Waivers.  The validity of this Agreement and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the laws of the State of Florida, without regard to conflicts of law principles thereunder provided, however, that if any provision of this Agreement is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Agreement shall otherwise remain in full force.  Suit to enforce any provision of this Agreement, or any right, remedy or other matter arising therefrom, will be brought exclusively in the state or federal courts located in Broward County, Florida.  Invictus and USCC agree and consent to venue in Broward County, Florida and to the in personam jurisdiction of these courts and hereby irrevocably waives any right to a trial by jury.

13.  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

14.  Other Activities; Restriction on Hiring Employees.

(a) Nothing contained herein shall prevent CDII from providing services to any other person or entity which may be engaged in a business that is similar to or competitive with Invictus’ or USCC’s business, provided such activity does not contravene CDII’s obligation to not circumvent Invictus as provided for in a separate written agreement.

(b) Except as otherwise agreed to in advance by the Parties, neither Party shall hire, solicit for hire, or retain the services of employees of the other Party or its affiliates during the period of time which said employee is employed by the other Party and for six (6) months thereafter. If either Party breaches this covenant in any respect, the breaching Party agrees to pay the other Party, as liquidated damages for said breach, two (2) times said employee's annual salary and prior year bonus.

15.  Disclaimer. CDII acknowledges that it has and will during the term of this Agreement, rely upon information provided by Invictus in connection with the performance of the Services and in accepting the Invictus’ securities as full or partial payment of the Consulting Fees under this Agreement.

16.  Notices. All notices to be given hereunder shall be in writing, with fax or email notices being an acceptable substitute for mail and/or and delivery to:

China Direct Investments, Inc. 431 Fairway Drive, Suite 200 Deerfield Beach, Florida 33441 Email: generalcounsel@cdii.net	Invictus Advisory Associates, Inc. 301 Yamato Road, Suite 1240 Boca Raton, FL 33431 Email: minmax@msn.com

USChina Channel, Inc. 639 N.W. 38th Circle Boca Raton, Fl 33431 Fax: (561) 807-0099 Attn: Joel Mason, President

17.  Controlling Language, Currency.  This Agreement is in the English language only, which language shall be controlling in all respects. Translation, if any, of this Agreement into any foreign language shall not be of any force or effect in the interpretation of this Agreement or in the determination of the intent of the Parties. All calculations and determinations of dates and time periods under this Agreement shall be by reference to the date and local time in Deerfield Beach, Florida, at which any relevant event occurs and not the date and local time at the actual place in the world at which the relevant event in fact occurs. All fees and other monetary amounts referenced in or payable under this Agreement shall be in U.S. Dollars. Each Party undertakes to obtain from its respective government whatever authorization, approvals, licenses or permits are required in order for it to perform all its obligations under this Agreement in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Invictus Advisory Associates, Inc. By: /s/ Mark Kallan Name: Mark Kallan Title: President	China Direct Investments, Inc. By: /s/ Lazarus Rothstein Name: Lazarus Rothstein Title: Vice President

CONSENT AND ASSUMPTION OF BENEFITS BY USCC

The undersigned hereby consents to the above agreement including acceptance of the benefits of the services to be provided by China Direct Investments, Inc.  In addition, the undersigned hereby assumes the obligations of USCC as set forth in this Agreement, without any obligation to make any payments of compensation for services rendered by CDII as USCC, through its affiliates has previously paid for such services.  USCC, is, however, responsible for payment of the Expenses as provided for in this Agreement.

USChina Channel, Inc. By: /s/ Joel Mason Name: Joel Mason Title: CEO